Exhibit 99.2
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Operator:
 Welcome to the Dycom earnings conference call. During today’s meeting all phone lines will be muted or in a listen-only mode. Later there will be an opportunity for questions; instructions will be given at that time. (OPERATOR INSTRUCTIONS). As a reminder, today’s conference call is being recorded. I would now like to turn the conference over to our host, Mr. Steven Nielsen. Please go ahead, sir.
Steven Nielsen:
 Good morning, everyone. I’d like to thank you for attending our fourth-quarter 2005 Dycom earnings conference call. With me we have in attendance Richard Dunn, our Chief Financial Officer, and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet.
Rick Vilsoet:
 Thank you, Steve. Statements made in the course of this conference call that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the Company’s annual report on Form 10-K for the fiscal year ended July 31, 2004 and the Company’s quarterly report on Form 10-Q for the quarter ended April 30, 2005. The Company does not undertake to update forward-looking information. Additionally, during this call there will be references to certain non-GAAP financial information. This information has been reconciled to GAAP in the Company’s press release of yesterday that has been posted on the Company’s website. Steve?
Steven Nielsen:
 Thanks, Rick. Yesterday we issued a press release announcing our fourth-quarter 2005 earnings. Included in the net loss for the quarter was a goodwill impairment charge of approximately 29 million or $0.59 per diluted share related to the Company’s White Mountain Cable Construction subsidiary. To ensure meaningful comparisons all references I will now make to the fourth quarter of 2005 will exclude this charge. A reconciliation of our earnings with and without this charge is attached to yesterday’s press release that has been posted to our website. In addition, it should be noted that Dycom utilizes a 52-53 week fiscal year ending on the last Saturday in July. As a result the fourth quarter of fiscal 2005 contained 13 weeks and the fourth quarter of fiscal 2004, 14 weeks. For the quarter ended July 30, 2005 total contract revenues were $251.3 million versus $260.8 million in the year ago period, a decrease of 4%. Net income as adjusted was $16.6 million versus $17.1 million, a decrease of 3%, while fully diluted earnings per share was $0.34 versus $0.35, a decrease of 3%. Backlog at end of the fourth quarter of 2005 was $1.137 billion versus $1.236 billion at the end of the third quarter of 2005, a sequential decrease of $99 million. Of this backlog approximately $555.1 million is expected to be completed in the next 12 months. Please note that with regards to a certain multiyear project relating to fiber deployments we have included in total backlog and next 12 months backlog only those amounts relating to work estimated to be performed in the remainder of calendar year 2005. Our fourth-quarter results were at the lower end of our expectations and in one significant respect were disappointing. Yet despite some near-term challenges we continued to generate cash through solid operating cash flows, make significant capital investments in our fleet of equipment at advantageous prices, and sell assets scheduled for replacement at attractive returns. In the quarter gross margin declined sequentially by 9 basis points while G&A expenses increased 26 basis points. The slight decline in gross margin was primarily a consequence of reduced work volumes from a large project that were somewhat greater than anticipated. As a result of these reduced volumes we believe we experienced a somewhat less favorable mix of work and under absorbed certain near-term relatively fixed job costs. These factors offset favorable development arising from the year end actuarial review of our casualty insurance programs. Liquidity increased significantly during the quarter; net cash increased $8 million to over $76 million despite capital expenditures to support our growth totaling $13.5 million net of disposals and an increase in days sales outstanding of eight days from the third quarter. During the quarter we continued to experience the effects of a growing overall economy, expenditures by two major telephone companies which grew substantially year-over-year but in one instance slowed sequentially, and mixed results from some video providers. Most significantly we performed work for Verizon’s fiber to the premise buried plant initiative in the states of New Hampshire, Massachusetts, New York, Pennsylvania, Delaware, Maryland, Virginia, Florida, Oregon and California. Revenue from Verizon was $70.3 million during the quarter, up from $21.8 million in the year ago quarter, but down sequentially from $81.3 million in the third quarter. At 28% of revenue Verizon remains our largest customer. Verizon has indicated its satisfaction with its 2005 progress, but at this point has not indicated any definitive plans as to the ultimate size of its build for 2006. Organic revenue from BellSouth increased over 13% compared to the year ago quarter and BellSouth was our second largest customer at $46 million or 18% of total revenue. At $46 million in quarterly revenue our business with BellSouth has never been larger. Sprint, which grew sequentially to $19.1 million in revenue, was our third largest customer. Revenue from Comcast was $15.7 million; Comcast was Dycom’s fourth-largest customer for the quarter at 6.3% of revenue, down from 7.6% in the previous quarter. Year-over-year revenue as expected was down from Comcast while revenue from Charter at $9.2 million increased. Employee headcount increased during the quarter by 168 to 8,228 at the end of the quarter reflecting normal seasonal patterns. During the quarter we continued to book and begin new work. For BellSouth a new three-year master contract for the Nashville, Tennessee Metro area. For Charter and other cable operators several Voice-over-IP readiness projects. For Alltel a two-year extension to our Lexington, Kentucky master contract. And for DirecTV a new four-year extension to our fulfillment services agreement. As we confronted a near-term slowing in activity from one large customer Dycom continued to demonstrate strength. First and foremost we maintained solid customer relationships throughout our markets. Secondly, the strength of those relationships and the value we can generate for our customers has allowed us to be at the forefront of rapidly evolving industry opportunities. We remain convinced that the commitment by three RBOCs to deploy fiber deeper into their networks remains solid and growing and are encouraged by increasing levels of activity nationwide for rural fiber deployments by dozens of different entities. We see these commitments and activity as evidence that a sustained cycle of dramatic increases in gross capital expenditures is commencing. In fact, it is increasingly evident that we are seeing the real beginning of the off foretold rewiring of the nation’s telecommunications infrastructure in order to dramatically expand the provisioning of bandwidth and the delivery of new service offerings. While in any multiyear endeavor of this magnitude there is likely to be some lumpiness, particularly as it is beginning, we believe it would be mistaken to confuse this lumpiness with a lessening of interest or commitmen t. And finally, we have maintained our superior relative financial strength. As the economy continues to expand and our industry continues its own growth we believe Dycom’s fundamental strength will allow us to remain one of the best positioned firms in our industry, able to exploit profitable opportunities where others may be constrained. Having been prudently managed during our industry’s downturn we look forward to the prospect of potential growth. After weighing all of the factors we have discussed today as well as our current expectations, we have updated our forecast as follows. For the first quarter of fiscal 2006 we anticipate earnings per share of $0.17 to $0.23 on revenues of $225 to $245 million. This outlook anticipates continued solid growth in the U.S. economy, normal seasonal weather and a near-term slowing of activity with a large customer. Looking beyond the first quarter we are not currently in a position to provide guidance for the second quarter with enough precision to make our expectation meaningful. This primarily reflects a level of uncertainty as to the exact trajectory of near-term spending due to factors largely beyond our control. At this point I will turn the call over to Dick Dunn, our CFO.
Dick Dunn:
 Before I begin with my financial review let me reiterate that the prior year and quarter ended July 31, 2004 contained 53 and 14 weeks, respectively compared to 52 and 13 weeks for the current year’s period. Please consider these differences when making sequential or year-over-year comparisons of the reported results. In addition, you should be aware that for purposes of this call we have eliminated the following three items from our GAAP results. First, in Q4 of the current year we recorded a pretax goodwill impairment charge of approximately $29 million related to the

Company’s White Mountain Cable Construction subsidiary. On an after-tax basis the impact was also approximately $29 million or $0.59 per diluted share as there will be no tax provision associated with the charge. Second, in Q3 of the prior fiscal year we recorded an after-tax charge of 1.4 million related to a reserve recorded in connection with a federal employment tax audit relating to years prior to fiscal year 2004. And third, the results for Q2 of the prior fiscal year include an after-tax gain on the sale of certain long-term receivables of $6.8 million. Unless otherwise noted my discussion will eliminate the impact of these items. A reconciliation of these amounts to our GAAP net income has been provided as a table to yesterday’s press release which is available on our website under the heading “Corporate” and subheading “Corporate News”. With that in mind I will begin my overview of our quarterly financial performance starting with the income statement. Contract revenues for the fourth quarter were $251.3 million, down 3.6% from last year’s Q4 of $260.8 million. Total revenues for the year ended July 30th increased 13.1% to $986.6 million versus fiscal year 2004’s revenue of $872.7 million. Excluding revenues attributable to subsidiaries not owned during fiscal year 2004 revenues for the year would have been $943.6 million, an increase of 8.1%. For the quarter the top five customers accounted for 64% of total revenues versus 62.7% for the prior year’s fourth quarter. For the year ended July 30th sales to the top five customers as a percent of the total was 64.4% versus 63.7% for the prior year. The top five customers and their respective percentages of revenues for Q4 fiscal year 2005 and 2004 are as follows. Starting with Q4 fiscal year 2005: Verizon at 28%; BellSouth 18.4%; Sprint 7.6%; Comcast 6.3%; and Charter 3.7%. And from Q4 of fiscal year 2004 Comcast at 23.6%; BellSouth 15.6%; Sprint 8.6%; Verizon 8.4%; and Qwest 6.5%. Adjusted net income for the fourth quarter was $16.6 million versus $17.1 million in fiscal year 2004 representing a decrease of 3.1%. Adjusted net income for the year ended July 30th was $53.3 million, essentially unchanged from the prior year’s adjusted net income of $53.2 million. These net income numbers have been adjusted to exclude the three items I had mentioned in my opening remarks. Excluding the previously mentioned items, fully diluted earnings for the quarter were $0.34 per share versus last year’s Q4 of $0.35 per share and diluted EPS for the year ended July 30, 2005 was $1.08 versus diluted EPS for the prior year ending July 31, 2004 of $1.09. Operating margins for the fourth quarter decreased 275 basis points coming in at 7.7% versus last year’s 10.45%. This decrease was due to a 225 basis point increase in cost of earned revenues and a 57 basis point increase in general and administrative costs partially offset by a 7 basis point decrease in depreciation and amortization. Operating margins for the year were 7.57% excluding the charge for goodwill impairment mentioned in my opening remarks. Operating margins for the year decreased 206 basis points versus last year’s 9.63%. This decrease is due to a 271 basis point increase in cost of earned revenue offset by a 55 basis point decrease in general and administrative costs and a 10 basis point decrease in depreciation and amortization. Depreciation expense for the fourth quarter was $10.2 million versus $10.6 million for the fourth quarter of the prior year. The effective tax rates for the quarter and fiscal year were 38.2% and 39.5%, respectively versus 39.2% and 39.7%, respectively for the prior year’s periods. Other income for the quarter, primarily consisting of gains on the sale of fixed assets, was $7 million. Included in this amount was the previously anticipated gain o n the sale of a portion of our assets used for electric utility customers. Net of costs, this portion of the other income line represented a gain of approximately $0.04 per share. Net interest income for the quarter and year were $462,000 and $925,000 respectively versus $37,000 of income and $189,000 of expense for the prior year periods. For the quarter our cash flow from operating activities was $18.8 million. The primary components of this cash flow were adjusted net income of $16.6 million, depreciation and amortization of $11 million offset by increases in working capital of approximately 8.8 million. Investing and financing activities for the quarter used $11.3 million. The primary components of this use consisted of capital expenditures of $22.7 million and principal payments on notes of $1.1 million partially offset by proceeds from the sale of assets of $9.2 million. Cash and cash equivalents at the end of the quarter were $83.1 million, up $7.4 million from the prior quarter. During the quarter net receivables increased from 134 million to 161.3 million resulting in a DSO of 58.4 versus 49.2 at the end of the third quarter, an increase of 9.2 days. Net unbilled revenue balances decreased in the quarter from $68.4 million to $65.1 million resulting in a DSO of 23.6 days, a decrease of 1.5 days from Q3’s figure of 25.1 days. On a cumulative basis the combined DSO for our trade receivables and unbilled revenues increased from 74.4 days to 82.0 days, an increase of 7.6 days. At July 30th the accrual for our self-insured casualty program decreased to $50.8 million from $51 million at the end of the third quarter. During the fourth quarter of fiscal ‘05 revenue from multiyear master service agreements represented 58% of contract revenues versus 55.7% for Q4 of the prior year. Revenue from long-term contracts and multiyear master service agreements represented 89.2% of contract revenues versus 88.1% for Q4 of the prior fiscal year. Steve?

Steven Nielsen:
 Now we will open the call for questions.
Operator:
 (OPERATOR INSTRUCTIONS). Lorraine Maikis, Merrill Lynch.
Lorraine Maikis:
 Good morning. On the second-quarter conference call you had said that you were confident that the level of pricing with your large customers to date would lead to gross margins of about 24%. Looking at your first-quarter guidance it doesn’t seem like that’s coming anytime soon. Can you just give us an update on where you think profitability can go from here?
Steven Nielsen:
 I think that’s a function of the volume that we see coming through the contracts. When we looked at that level of gross margin, as you remember, we had a higher expectation for what the revenues would be in the July quarter. We had to take that guidance down. And as you can see, our Verizon revenue was off about $10 million sequentially from the April quarter. At this point, until I think we get more visibility into what the level of spending is going to be from the customers from next year, it’s difficult for us to indicate more than what we have in our guidance for the October quarter.
Lorraine Maikis:
 Okay. And then you mentioned an actuarial review helping your gross margins in the quarter. Can you quantify that for us?
Steven Nielsen:
 It was a little over $3 million. It’s part of our normal year-end process that we use a third-party actuary to true up the casualty insurance reserves.
Lorraine Maikis:
 Okay. And on the Verizon contract, you’ve said that you’ve seen some slowing and it looks like you’re building in some 1Q slowing into your guidance. What level of confidence has Verizon given you that this is in fact temporary? And can you share anything with us anecdotal or otherwise that would give us confidence that we will see a reacceleration in this program?
Steven Nielsen:
 At this point what they’ve said publicly and also to us is that they’re satisfied with their progress against their goal of 2 million homes passed. So I think to indicate anything other than that would not be supported by what we’ve heard from them. I think they’ve also indicated that they haven’t finalized and probably won’t until they approve their capital plan in December where the program is going next year I think anecdotally. And given their satisfaction with the progress this year, I think that augurs well for next year, but until they finalize it in December we’d just be speculating.
Lorraine Maikis:
 And finally, can you just walk us through the lower revenue that you saw this quarter, the key reasons for that and why it was below your expectations for the quarter?
Steven Nielsen:
 I think if you had looked at the midpoint of the guidance that we provided in May at $260 and our Verizon revenue was off about $11 million sequentially, so we actually had Verizon coming off. We had the other customer sequentially going up, but the net of those two effects was towards the low end of the range.
Lorraine Maikis:
 So was it actually lower Verizon revenue?
Steven Nielsen:
 Yes, as we said, the Verizon revenue in the April quarter was $81.3 million and it was $70.3 million in the July quarter. And if you recall, total revenues in the April quarter were $247; it went to $251 so that means that we offset all of that decline plus a little bit out of the other customers. But if we had been able to be flat to slightly down we would have been more or less at the midpoint of the range we gave.
Lorraine Maikis:
 Okay. And then finally, can you talk a little bit about BellSouth and what they’re doing with their fiber initiative and how Dycom is involved?
Steven Nielsen:
 Yes, we do a substantial portion of BellSouth’s outside plant construction. They’re focused on a fiber to the node deployment which is less fiber intensive than Verizon’s approach, but certainly requires additional placement of fiber in the outside plant and we’re seeing that activity picking up. I think as I mentioned in our comments, this was the largest quarter of revenue that we’ve experienced with BellSouth and we’re continuing to see, even at larger numbers, significant organic growth on a year-over-year basis.
Lorraine Maikis:
 Thank you.
Operator:
 Alex Rygiel, Friedman Billings Ramsey.
Alex Rygiel:
 Steve, if you were to exclude Verizon in the July quarter and the October quarter, has your business changed at all over the last couple years that would suggest a different seasonal pattern than historically?
Steven Nielsen:
 I think in these large programs, particularly when they’re initiated, there’s obvious — everybody’s intention is to satisfy the annual goal and if they can get out of the gate early and try to do that I think they will. I think the rest of the customers we don’t see any significant change in seasonal pattern other than over the last couple years you’ve seen a shift clearly away from cable work that was more project related to more telephone master contract work which is more an ongoing maintenance program. And those ongoing programs that are predominantly underground are going to be a little more weather impacted in the winter. So you probably are going to see a little more pronounced effect in the January quarter because of the mix shift.
Alex Rygiel:
 You mentioned that the quarter was disappointing. What in the quarter in your mind was disappointing?
Steven Nielsen:
 We anticipated that we would be able to maintain or have a slight decline in the Verizon level of activity. That didn’t happen and so I guess we’re disappointed that that was — didn’t happen. On the other hand, when we had $5 million sequential increases with BellSouth, we have a sequential increase with Sprint, we have a sequential increase with Charter and Alltel and — we just feel disappointed. On the one hand we had a large customer go one way and we had several others that went the other way.
Alex Rygiel:
 What are the near-term challenges that you referenced?
Steven Nielsen:
 Anytime you have a decline, as we’ve talked about previously on Comcast, when you have a $10-$11 million decline sequentially in a program that had been growing rapidly for the prior five, six quarters, it’s going to take us a little bit of time to react to that change and get rid of local overhead and downsize the organization appropriately. We were doing that in the latter part of the quarter and we’re continuing to aggressively respond to that now. But you can’t go from an $80 million run rate to a $70 million run rate that was predominantly loaded towards the beginning of the quarter and not have to manage aggressively to get rid of some cost.
Alex Rygiel:
 You referenced the actuarial review of $3 million.
Steven Nielsen:
 A little more than $3.
Alex Rygiel:
 Was that in your cost of revenue or was that in the other income?
Dick Dunn:
 It’s in the cost of revenue.
Alex Rygiel:
 So cost of revenue included a one time, $3 million gain.
Steven Nielsen:
 Well, I don’t know that we’d characterize it as a one time gain. We do an actuarial review of all the casualty programs once a year with a third party. They provide us a worksheet that we use to accrue for on a quarterly basis. And what we saw in the current year and in prior years is that we had less losses and those losses we had developed less expensively than anticipated. And some of that relates to the fourth quarter, some of that relates to all of fiscal ‘05, and then there is a portion that relates to prior years, but that’s going to happen. We adjust that every quarter and then we make sure we do a full-blown review once a year.
Alex Rygiel:
 And within the other income line — can you break that down, the full $7.4 million?
Dick Dunn:
 Sure. $400 or $500 is interest, Alex. The $7 million is, as it typically is, primarily a gain on the sale of fixed assets although there’s probably $400 or $500 of other things like rental. We mentioned in the last quarter that we anticipated having about $0.03 come out of a sale of certain assets related to electrical — a utility business. That gross number was about $3.9 million of income; we had probably about $0.5 million of expenses associated with it.
Steven Nielsen:
 That would have been in the G&A and cost of sales.
Dick Dunn:
 Correct. Those are the components of it. That leaves about $3 million of other gains on fixed assets which is pretty consistent with what we saw in the third quarter.
Alex Rygiel:
 One last question. How did weather impact you in this quarter?
Steven Nielsen:
 I think around the country there’s like — like any other quarter — I mean, there were some weather effects but I would not say that any of them rose to any level of significance.
Alex Rygiel:
 Thank you.
Operator:
 Brad Wilson, Legg Mason.

Brad Wilson:
 I wanted to dive into Verizon a little bit more and the sequential decline there. The comment out of Verizon is that their pace of homes passed continue to accelerate every month and that they’re going to end the year at a much faster pace than they’re starting here. Is this sequential decline — is it a rate, is it volume, is it mix? Have you seen a material change in the aerial versus buried mix or single-family homes versus MBUs? Is it geography mix that’s moving against you here or are you just losing share?
Steven Nielsen:
 Well, we’ll try to address every one of those 11 questions. For us what Verizon says is that they are on track to address the 2 million homes passed and they’re satisfied with that progress. If they’re indicating more than that to other folks we don’t have any knowledge of it, we can’t speak to it. We work in lots of states; all of the states have different budget expectations that they have to achieve and that does mean that sometimes revenue moves from state to state. We have greater exposure in some than to others, and so there was some rotation in the program. I don’t think we have any specific view as to single-family versus multiple dwelling or aerial versus buried. If they’re happy with where they are on the program and we’re addressing all the work that they’re asking us to, then for whatever reason it just was somewhat less. That being said, we had a very strong mid to late — or late winter, early spring period and we may very well have, in certain areas, helped folks to get ahead of where their targets are. But that’s really not for us to dive into with any more detail.
Brad Wilson:
 So versus what you guys are looking for out of them was really just lighter volumes?
Steven Nielsen:
 Yes. There just is lighter levels of activity, but I would not — we don’t do all the work for Verizon. We’re just on the buried for the most part; we do some splicing and very limited amounts of aerial and some engineering. But we don’t do all the work and I’m sure they have a big budget that includes material and other things and I’m sure that budget dollars move around from period to period.
Brad Wilson:
 Thanks for your comments.
Operator:
 Edward Gibbet (ph), private investor.
Edward Gibbet:
 Good morning, gents. It’s my belief that the stock price is dependent on good management, growth and earnings and Dycom has had all of these. My question is I am questioning the wisdom of what good does it do to issue guidance when the Street doesn’t follow it. It seems like you’re bucking up against a consensus of analyst estimates. What happens if we just didn’t issue the guidance so they wouldn’t have a chance to knock the stock down like in the last two weeks they knocked it down twice? Just let the cookie fall where it may, come back quarterly with your earnings and let the Street determine from your earnings what they want to do with the stock price?
Steven Nielsen:
 It’s been our view, sir, that when we have visibility into the business within a range that we’re going to provide guidance. And there’s times — two years ago we were able to provide guidance out two quarters and there wasn’t as much volatility in the business at that point and with the customer mix that we had at the time and so we felt good about doing that. I’ve been doing this a while and my view is that we do the best we can to provide Wall Street with the information that we can and really us agonizing over what they do with it in the short-term is just not a real productive exercise. We’d like to have performed better against our expectations this quarter but we didn’t. So we have to deal with the consequences.
Edward Gibbet:
 Thank you.

Operator:
 (OPERATOR INSTRUCTIONS). Sean Daly (ph), Daly Holdings.
Sean Daly:
 With the stock about to trade at a 52-week low — and I may have missed this question — what about accelerating the repurchase?
Steven Nielsen:
 The way our Board has always looked at repurchases among other issues is that that’s one of many alternatives for what we do with our capital and it’s continually under consideration.
Sean Daly:
 Is there a price level that you think that will accelerate that thought process?
Steven Nielsen:
 We have not found it helpful in the past to speculate as to what that point is.
Sean Daly:
 Okay. Thanks very much.
Operator:
 David Zorub (ph), Hawkshaw Capital Management.
David Zorub:
 Good morning. Can I just ask for you to fill out customers six through ten as you do in past quarters, Steve and Dick?
Steven Nielsen:
 Yes, we have it right here.
Dick Dunn:
 Number six was DirecTV $7.8 million; Qwest at $7.4; Alltel at $7 million; Adelphia at $5.4; and Texas Utilities at $3.6.
David Zorub:
 $3.6?
Dick Dunn:
 Yes.
David Zorub:
 Great, thank you.
Operator:
 Gentlemen, we have no further questions at this time. Please continue.
Steven Nielsen:
 We want to thank everybody for your time and attention and we’ll speak with you again after the conclusion of our October quarter. Thank you.
Operator:
 And ladies and gentlemen, that does conclude our conference for today. We thank you for your participation and for using AT&T’s executive teleconference service. You may now disconnect.